As filed with the Securities and Exchange Commission on February 10, 2021

Registration No. 333-236580

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION No. 333-236580

Under

The Securities Act of 1933

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.*

(Exact name of registrant as specified in its charter)

Delaware	46-3044956
(State or other jurisdiction of incorporation ororganization)	(I.R.S. Employer Identification No.)

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Behdad Eghbali

President

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(310) 400-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant As Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.	Primary Standard Industrial Classification Code Number	Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices
A Small Orange, LLC	Georgia	27-1874451	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
Bluehost Inc.	Utah	20-1303988	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
Constant Contact, Inc.	Delaware	04-3285398	7371	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
Domain Name Holding Company, Inc.	Delaware	33-1113636	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
EIG Investors Corp.	Delaware	56-2656057	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
Endurance International Group – West, Inc.	Delaware	47-0947329	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
FastDomain Inc.	Utah	20-4496573	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
HostGator.com LLC	Florida	20-1641339	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
P.D.R Solutions (U.S.) LLC	Delaware	47-1703446	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200
The Endurance International Group, Inc.	Delaware	35-2015980	7372	10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, (781) 852-3200

*

The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the additional registrants are the same as those provided above for Endurance International Group Holdings, Inc.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-236580 on Form S-3 (the “Registration Statement”), originally filed by Endurance International Group Holdings, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2020, pertaining to the registration of an indeterminate number of 10.875% Senior Notes due 2024 and Guarantees of 10.875% Senior Notes due 2024.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the Registration Statement.

On February 10, 2021, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 1, 2020 (the “Merger Agreement”), by and among the Company, Endure Digital Intermediate Holdings, Inc. (formerly known as Razorback Technology Intermediate Holdings, Inc.) (“Parent”) and Endure Digital, Inc. (formerly known as Razorback Technology, Inc.), a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on February 10, 2021.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

BLUEHOST INC.

CONSTANT CONTACT, INC.

DOMAIN NAME HOLDING COMPANY, INC.

EIG INVESTORS CORP.

ENDURANCE INTERNATIONAL GROUP – WEST, INC.

FASTDOMAIN INC.

THE ENDURANCE INTERNATIONAL GROUP, INC.

A SMALL ORANGE, LLC

HOSTGATOR.COM LLC

P.D.R. SOLUTIONS (U.S.) LLC

By:	/s/ Behdad Eghbali
Behdad Eghbali
President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.